                                                                   EXHIBIT 12(b)

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
 COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS
                                ($ in millions)

                                                                              Year Ended December 31,
- ------------------------------------------------------------------------------------------------------------
                                                                 1990     1991      1992     1993       1994
- ------------------------------------------------------------------------------------------------------------
EARNINGS:
- ---------
1.  Income (loss) before income taxes and cumulative effects
      of accounting changes                                    $  815   $  834    $  906   $1,550     $  869
2.  Add: Fixed charges excluding capitalized
      interest (Line 13)                                        4,826    3,614     3,099    3,148      3,884
3.  Less: Equity in undistributed income of unconsolidated
      subsidiaries and affiliates                                  47       31        40       30         45
- ------------------------------------------------------------------------------------------------------------
4.  Earnings including interest on deposits                     5,594    4,417     3,965    4,668      4,708
5.  Less: Interest on deposits                                  2,226    1,589     1,119    1,013        965
- ------------------------------------------------------------------------------------------------------------
6.  Earnings excluding interest on deposits                    $3,368   $2,828    $2,846   $3,655     $3,743
============================================================================================================
PREFERRED STOCK DIVIDEND REQUIREMENTS:
7.  Preferred stock dividend requirements                      $   31   $   34    $   30   $   23     $   28
8.  Ratio of income from continuing operations before
      income taxes to income from continuing operations
      after income taxes                                          123%     125%      142%     145%       141%
- ------------------------------------------------------------------------------------------------------------
9.  Preferred stock dividend requirements
      on a pretax basis                                        $   38   $   43    $   43   $   33     $   39
============================================================================================================
FIXED CHARGES:
10. Interest Expense                                           $4,799   $3,585    $3,072   $3,122     $3,858
11. Estimated interest component of net rental expense             27       29        27       26         26
12. Amortization of debt issuance expense                          --       --        --       --         --
- ------------------------------------------------------------------------------------------------------------
13. Total fixed charges including interest on deposits and
      excluding capitalized interest                            4,826    3,614     3,099    3,148      3,884
14. Add: Capitalized interest                                      --       --        --       --         --
- ------------------------------------------------------------------------------------------------------------
15. Total fixed charges                                         4,826    3,614     3,099    3,148      3,884
16. Add: Preferred stock dividend requirements -
      pretax (Line 9)                                              38       43        43       33         39
- ------------------------------------------------------------------------------------------------------------
17. Total combined fixed charges and preferred
      stock dividend requirements on a
      pretax basis                                              4,864    3,657     3,142    3,181      3,923
18. Less: Interest on deposits (Line 5)                         2,226    1,589     1,119    1,013        965
- ------------------------------------------------------------------------------------------------------------
19. Combined fixed charges and preferred stock dividend
      requirements on a pretax basis excluding
      interest on deposits                                     $2,638   $2,068    $2,023   $2,168     $2,958
============================================================================================================
CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED
 CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS:
Including interest on deposits
   (Line 4/Line 17)                                              1.15     1.21      1.26     1.47       1.20
============================================================================================================
Excluding interest on deposits
   (Line 6/Line 19)                                              1.28     1.37      1.41     1.69       1.27
============================================================================================================


                                       96